Exhibit h(3)

July 17, 2009

Baron Investment Funds Trust,

on behalf of its fund series as

set forth on Appendix I attached hereto

767 Fifth Avenue

New York, NY 10153

RE:	Second Amendment to Committed Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to Baron Investment Funds Trust, a Massachusetts business trust (the “Borrower”), on behalf of its fund series from time to time listed on Appendix I to the Letter Agreement, as defined below (each such fund series, a “Fund”), a $100,000,000.00 committed, unsecured line of credit (the “Committed Line”) as described in a letter agreement dated July 20, 2007, by and between the Borrower and the Bank (as amended, the “Letter Agreement”). The obligations of the Borrower arising under the Committed Line are evidenced by a promissory note in the original principal amount of $100,000,000.00 dated July 20, 2007 executed by the Borrower in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Letter Agreement.

The Borrower and the Bank have agreed to extend the Committed Line for an additional 364-day period from the date hereof and to amend the Letter Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Bank hereby agree as follows:

I.	Amendments to Letter Agreement

Subject to the terms and conditions hereof, the Letter Agreement is hereby amended as follows:

(a) Subject to the terms and conditions hereof, Section I(1) of the Letter Agreement is hereby amended by replacing “July 17, 2009” in the first sentence of such Section with “July 16, 2010”.

(b) Section I(4) of the Letter Agreement is hereby amended by deleting the first sentence in its entirety and substituting the following therefor: “Principal on each outstanding Loan shall bear interest at a variable rate per annum equal to the Overnight Rate plus one percent (1.00%), with a change in such rate of interest to become effective on the same day on which any change in the Overnight Rate is effective.”

(c) Section I(8) of the Letter Agreement is hereby amended by deleting the following therefrom: “0.08%” and substituting the following therefor: “0.12%”.

(d) Section II(14) of the Letter Agreement is hereby amended by adding the following new definitions thereto in correct alphabetical order:

“LIBOR Business Day” shall mean any Business Day on which commercial banks are open for international business (including dealings in United States dollar deposits) in London.

Baron Investment Funds Trust,

on behalf of its fund series as

set forth on Appendix I attached hereto

July 17,2009

“Overnight LIBOR Rate” shall mean the British Bank’s Association Official LIBOR fixing for United States dollars, for a period to maturity of one LIBOR Business Day, as reported by Bloomberg L.P. as the ask rate on the LIBOR USD BBA page, and if such rate is then unavailable on Bloomberg L.P., then Overnight LIBOR Rate shall mean the British Banker’s Association Official LIBOR fixing for United States dollars, for a period to maturity of one LIBOR Business Day as reported by Reuters as the ask or offered rate on the LIBOR01 page (also known as Reuters BBA Libor Rates Page 3750), and if such rate is then unavailable, then Overnight LIBOR Rate shall mean the rate of interest per annum quoted by the Bank to leading banks in the London interbank market as the rate at which the Bank is offering United States dollar deposits in an amount equal to $1,000,000 with a maturity of one LIBOR Business Day.

“Overnight Rate” shall mean, as of any day, the higher of (a) the Federal Funds Rate as in effect on that day and (b) the Overnight LIBOR Rate as in effect on that day.

(e) Exhibit C, Exhibit D, and Exhibit E attached to the Letter Agreement are each hereby restated to read in their entirety as set forth on Exhibit C, Exhibit D, and Exhibit E, respectively, attached hereto.

II.	Condition to Effectiveness

The Borrower hereby agrees to pay to the Bank for its own account on the date hereof an upfront fee of 0.02% of the Committed Line Amount, payable as a condition precedent to the effectiveness of this letter agreement. Such fee shall be non-refundable and shall be deemed fully earned by the Bank on the date hereof.

III.	Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Letter Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2. The Borrower, for itself and on behalf of each of its Funds, represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of the Borrower contained in the Letter Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment, and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”): (i) are, and will be, within the Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust or by-laws or other organizational documents of the Borrower or Fund or any law, rule or regulation applicable to the Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal,

Baron Investment Funds Trust,

on behalf of its fund series as

set forth on Appendix I attached hereto

July 17, 2009

valid, binding and enforceable obligation of the Borrower and each such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Letter Agreement to be governed by the laws of the State of New York.

4. This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/S/ KAREN A. GALLAGHER
Karen A. Gallagher, Vice President

Agreed to and accepted:

BARON INVESTMENT FUNDS TRUST,

on behalf of each of:

Baron Asset Fund

Baron Growth Fund

Baron Small Cap Fund

Baron iOpportunity Fund

Baron Fifth Avenue Growth Fund

By:	/S/ PATRICK M. PATALINO
Name: Patrick M. Patalino Title: General Counsel

EXHIBIT C

INDEBTEDNESS

None.

EXHIBIT D

ENCUMBRANCES

None.

EXHIBIT E

LITIGATION

None.